EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
The Neptune Society, Inc.
Sherman Oaks, California

We consent to the incorporation of our Independent Registered Public Accounting Firm's Report dated March 18, 2005, on the consolidated financial statements of The Neptune Society, Inc. and subsidiaries for the year ended December 31, 2004, in this Registration Statement on Form S-8 to be filed with the Security and Exchange Commission on or around May 6, 2005.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.

Santa Monica, California
May 6, 2005